Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated April 16, 2024, which includes an explanatory paragraph relating to SeaStar Medical Holding Corporation’s ability to continue as a going concern, relating to the consolidated financial statements of SeaStar Medical Holding Corporation (the “Company”) as of and for the year ended December 31, 2023 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

July 3, 2024